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                                                                       EXHIBIT 3

                                 AMENDMENT TO

                         BYLAWS (AMENDED AND RESTATED)

                                      OF

                           THE INTERCEPT GROUP, INC.



                            Adopted October 1, 1999


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     The provisions below are to be inserted into the Bylaws (Amended and
Restated) of The InterCept Group, Inc., as a new ARTICLE NINE. The former Article Nine shall become ARTICLE TEN, and the former Article Ten shall become ARTICLE ELEVEN.



                                  ARTICLE NINE

                 Conduct of Certain Affairs of the Corporation

9.1    Relationship with Netzee, Inc. The provisions of this Article Nine are
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set forth to regulate, define and guide the conduct of certain affairs of the
Corporation as they may involve Netzee, Inc. ("Netzee") and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith. The Corporation anticipates and recognizes that: (a) the Corporation has ceased to be the sole shareholder of Netzee and expects to remain a significant shareholder in Netzee; (b) the Corporation and Netzee may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities; (c) the Corporation will derive certain benefits through its continued contractual, corporate and business relations with Netzee (including service of officers and directors of the Corporation as officers and directors of Netzee); and (d) the Corporation will benefit from providing guidelines for directors and officers of the Corporation with respect to the allocation of corporate opportunities and other matters.

9.2    Similar business activities. No officer or director of Netzee or the
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Corporation  shall be liable to the Corporation or its shareholders (except as provided in section 9.3 below) for breach of any fiduciary duty by reason of Netzee engaging in the same or similar activities or lines of business as the Corporation, or by reason of such person's participation therein.

9.3     Corporate opportunities.  In the event that a director or officer of the
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Corporation who is also a director or officer of Netzee acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and Netzee (whether such potential transaction or matter is proposed by a third party or is conceived of by such director or officer of Corporation), such director or officer of the Corporation shall act in a manner consistent with the following policy:

        (i) a corporate opportunity offered to any person who is an officer or director of the Corporation, and who is also a director but not an officer of Netzee, shall be presented to and belong to the Corporation, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of Netzee, in which case such opportunity shall be presented to and belong to Netzee;

        (ii) a corporate opportunity offered to any person who is a director but not an officer of the Corporation, and who is also an officer of Netzee, shall be presented to and belong to Netzee, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall be presented to and belong to the Corporation; and

        (iii) a corporate opportunity offered to any person who is an officer of both the Corporation and Netzee or a director of both the Corporation and Netzee shall be presented to and belong to the Corporation, unless such opportunity is expressly offered to such person primarily in his or her capacity as an officer or director of Netzee, in which case such opportunity shall be presented to and belong to Netzee.

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        A corporate opportunity offered to an officer or director under circumstances that make it unclear whether such opportunity was presented to such person primarily in their capacity as an officer or director of either the Corporation or Netzee shall be presented as such director or officer deems appropriate under the circumstances in his or her sole discretion exercised in good faith.

        Each director and officer acting in accordance with the above policy:
(a) shall be deemed to have fully satisfied and fulfilled his or her fiduciary duty to the Corporation and its shareholders with respect to such corporate opportunity; (b) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Corporation; (c) shall be deemed not to have breached any duty of loyalty or other duty such person may have to the Corporation or its shareholders; and
(d) shall be deemed not to have derived an improper benefit from a transaction or opportunity which is handled in accordance with the above policy, unless he or she fails to disclose to the Corporation his or her personal interest(s) in such transaction, if any.

9.5     Limitation of liability.  No director or officer of the Corporation
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acting in accordance with the above policy shall be liable to the Corporation or its shareholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or the derivation of any improper personal benefit by reason of the fact that (a) such director or officer offered such corporate opportunity to Netzee rather than the Corporation or did not communicate information regarding such corporate opportunity to the Corporation or (b) Netzee pursues or acquires such corporate opportunity for itself or does not communicate information regarding such corporate opportunity to the Corporation.

9.4     Definitions.  For purposes of this Article Nine, a director of the
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Corporation who is Chairman of the Board of Directors of the Corporation or a
committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation generally under these bylaws), unless such person is a full-time employee of the Corporation; and the Corporation shall include all subsidiary corporations and other entities in which the Corporation owns (directly or indirectly) more than 50 percent of the outstanding voting capital stock or voting power.

9.5     Provisions not exclusive; Severability.  Any conduct by the Corporation
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or Netzee or any of their respective officers or directors in connection with the affairs of the Corporation that does not follow the guidelines set forth in this Article Nine shall not by reason thereof void the transaction or make it voidable or be deemed a breach of any fiduciary or other duty to the Corporation, but shall be governed by the other provisions of these bylaws, the Corporation's articles of incorporation, the Georgia Business Corporation Code and other applicable law. The provisions of this Article Nine shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

9.6    Deemed consent of shareholders.  Any person or entity purchasing or
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otherwise acquiring any interest in any shares of capital stock of the
Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Nine.

9.7    Termination.  Notwithstanding anything in these bylaws to the contrary,
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the foregoing provisions of this Article Nine shall expire on the first day on which (a) the Corporation does not own beneficially common stock representing at least ten percent (10%) of the combined voting power of
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outstanding shares of common stock of Netzee and (b) no person who is a director or officer of the Corporation is also a director or officer of Netzee. Neither the alteration, amendment or repeal of this Article Nine nor the adoption of any provision inconsistent with this Article Nine shall eliminate or reduce the effect of this Article Nine in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Nine, would accrue or arise, prior to such alteration, amendment, repeal or adoption.